Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form S-3 of our report dated March 14, 2005, except for Note R, as to which the date is June 24, 2005 relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Genzyme Corporation, which appears in Genzyme Corporation's Current Report on Form 8-K dated June 28, 2005 and of our report dated January 27, 2004 relating to the financial statements of BioMarin/Genzyme LLC, which appears in Genzyme Corporation's Annual Report on Form 10-K for the year ended December 31, 2004. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
June 27, 2005